Filed in the Office of the
                                                     Secretary of State of Texas
                                                                       4/10/2007
                              Articles of Amendment
                            Pursuant to Article 4.04
                         Texas Business Corporation Act

                                Article I - Name

The name of the corporation is Stelax, Inc.

The filing number issued to the corporation by the secretary of state is:
800237754

                            Article 2 - Amended Name

The amendment changes the articles of incorporation to change the article that names the corportion. The article in the Articles of Incorporation is amended to read as follows:

NexGen Steel, Inc.

                        Article 3 - Statement of Approval

The amendments to the articles of incorporation have been approved in the manner required by the Texas Business Corporation At and by the constituent documents of the corporation.

                             Effectiveness of Filing

This document becomes effective when the document is filed by the secretary of state.

                                    Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument

/s/ Harmon Hardy